Exhibit 4.14

FIRST AMENDMENT TO THE
CARDINAL HEALTH 401(K) SAVINGS PLAN
FOR EMPLOYEES OF PUERTO RICO
(As Amended and Restated January 1, 2016)

Background Information

A.
Cardinal Health, Inc. (“Cardinal Health”) previously adopted and currently maintains the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico (the “Plan”) for the benefit of eligible employees of Cardinal Health and its subsidiaries and affiliates.

B.
Section 11.02 of the Plan (as in effect prior to this First Amendment) provides that the Plan may be amended at any time, provided that such amendment(s) are approved or ratified by Cardinal Health’s board of directors (the “Board”), any committee thereof, an authorized officer of Cardinal Health, or another authorized party.

C.
Pursuant to authority delegated to it by the Human Resources and Compensation Committee of the Board, the Benefits Policy Committee (the “BPC”) is authorized to make certain material amendments to the Plan.

D.
The BPC desires to amend the Plan to: (1) modify the Plan’s matching contribution formula; (2) modify the Plan’s governance processes and amendment authority; and (3) make other technical and conforming changes. The aforementioned changes fall within the BPC’s delegated authority.

Amendment of the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico

The Plan is hereby amended as set forth below, effective as of January 1, 2018.

1.	A new Section 1.15A, “FBPC,” is hereby added to the Plan to read as follows:

“Section 1.15A. FBPC. The Financial Benefit Plans Committee of the Company.”

2.	Section 1.27 of the Plan, “Plan Administrator,” is hereby amended to read as follows:

“Section 1.27. Plan Administrator. The FBPC shall be the Plan Administrator of the Plan.”

3.    A new Section 1.33A, “Special Contribution Account,” is hereby added to the Plan to read as follows:

“Section 1.33A. Special Contribution Account. That portion of a Participant’s Account credited with Special Contributions under Sections 3.02 and 3.03, and adjustments relating thereto.”

4.	Section 1.38 of the Plan, “Trust,” is hereby amended to read as follows:

“Section 1.38. Trust. The Trust known as the Deed of Amendment and Restatement of Trust and Appointment of Successor Trustee executed on April 5, 2007 for the Cardinal Health 401(k) Savings Plan for Employees in Puerto Rico and maintained in accordance with the terms of the trust agreement between the Plan Administrator and the Trustee, as amended from time to time.”

5.	Section 1.40 of the Plan, “Trustee,” is hereby amended to read as follows:

“Section 1.40. Trustee. The entity or person(s) appointed by the Plan Administrator in accordance with Section 7.01 of the Plan.”

6.    Section 1.43 of the Plan, “Terms Defined Elsewhere,” is hereby amended to add the following sentence at the beginning thereof:

“This Section 1.43 is intended for informational purposes only and nothing herein shall be construed to alter any provisions of the Plan, the rights and/or responsibilities of any party under the Plan.”

7.    Section 3.02 of the Plan, “Employer Contributions,” is hereby renamed as “Company Performance Contributions,” and is amended to read as follows:

“Section 3.02. COMPANY PERFORMANCE CONTRIBUTIONS. For each Plan Year, an Employer may make “Company Performance Contributions” to the Trust in such amounts determined in the discretion of the Board (or another entity designated by the Board) based on profitability or other relevant factors related to the performance of the Company. Such Company Performance Contributions will be in the form of “Employer Contributions” and/or “Special Contributions,” as described in Section 3.03(B). The amount contributed in any year may vary in the discretion of the Board (or such other entity designated by the Board). An Employer shall not make a contribution to the Trust for any taxable year to the extent the contribution would exceed the annual benefit and contribution limitations under Code Section 1081.01(a)(11) and/or the maximum deduction limitations under Code Section 1033.09, as applicable. All contributions are conditioned on their deductibility under the Code.

8.    Section 3.06 of the Plan, “Matching Contributions,” is hereby amended to read as follows:

“Section 3.06. MATCHING CONTRIBUTIONS. For each Plan Year, the Employer shall contribute to each eligible Participant’s Account a “Matching Contribution” in an amount equal to 200% of each Participant’s Compensation Deferral Contributions that do not exceed 1% of the Participant’s Compensation, 100% of each Participant’s Compensation Deferral Contributions that exceed 1% of the Participant’s Compensation but that do not exceed 2% of the Participant’s Compensation, and 50% of each Participant’s Compensation Deferral Contributions that exceed 2% of the Participant’s Compensation but that do not exceed 5% of the Participant’s Compensation.”

9.    Section 7.01 of the Plan, “Establishment of Trust,” is hereby amended to read as follows:

“Section 7.01. ESTABLISHMENT OF TRUST. The Plan Administrator shall execute an agreement with one or more persons or parties who shall serve as the

Trustee (such agreement the “Trust Agreement”). The Trustee so selected shall serve as the Trustee until otherwise replaced or until such Trust Agreement is terminated. The Plan Administrator may, from time to time, enter into such further agreements with the Trustee or other parties and make such amendments to the Trust Agreement as it may deem necessary or appropriate to administer the Plan. Any and all rights or benefits that may accrue to a person under this Plan shall be subject to all the terms and provisions of the Trust Agreement.”

10.    Section 7.04 of the Plan, “Indemnity of Committee(s),” is hereby renamed as “Indemnity by Employer,” and the first sentence thereof is hereby amended to read as follows:

“Section 7.04. INDEMNITY BY EMPLOYER. Each Employer indemnifies and saves harmless the Plan Administrator, any committee of the Board, and each individual member thereof, from and against any and all loss (including reasonable attorney’s fees and costs of defense) resulting from liability to which the Plan Administrator, such committee, or such individual member thereof may be subjected by reason of any act or conduct in their official capacities in the administration of the Trust or this Plan or both, including expenses reasonably incurred in their defense, in case the Employer fails to provide such defense.”

11.    Section 8.04 of the Plan, “Notice of Change in Terms,” is hereby amended to read as follows:

“Section 8.04. NOTICE OF CHANGE IN TERMS. The Plan Administrator, within the time prescribed by ERISA and the applicable regulations, shall furnish all Participants and Beneficiaries a summary description of any material amendment to the Plan or notice of discontinuance of the Plan and all other information required by ERISA to be furnished without charge.”

12.    Section 8.08 of the Plan, “Information Available,” is hereby amended to read as follows:

“Section 8.08. INFORMATION AVAILABLE. Any Participant in the Plan or any Beneficiary may examine copies of the Plan, the Trust, the Plan’s summary plan description, the latest annual report, any bargaining agreement, contract or any other instrument under which the Plan was established or is operated. The Plan Administrator will maintain all of the items listed in this Section 8.08 in its offices, or in such other place or places as it may designate from time to time in order to comply with the regulations issued under ERISA, for examination during reasonable business hours. Upon the written request of a Participant or Beneficiary, the Plan Administrator shall furnish him with a copy of any item listed in this Section 8.08. The Plan Administrator may make a reasonable charge to the requesting person for the copy so furnished.”

13.    The third sentence of Section 9.01 of the Plan, “Administrator, Trustee, and Fiduciaries,” is hereby amended to read as follows:

“The Plan Administrator shall have the sole authority to appoint and remove the Trustee.”

14.    Section 9.02 of the Plan, “Appointment of Committee,” is hereby renamed as “FBPC Meetings and Membership” and is amended in its entirety to read as follows:

“Section 9.02. FBPC MEETINGS AND MEMBERSHIP. The FBPC shall be comprised of the following members: (1) Senior Vice President of the Company overseeing Benefits; (2) An individual designated by the Chief Human Resources Officer (“CHRO”) of the Company; (3) Treasurer of the Company; and (4) An individual designated by the Chief Financial Officer (“CFO”) of the Company. Each Member of the FBPC shall serve without the need of a formal appointment or resignation, so long as she or he holds the position, or is designated in writing as the stated designee of the CHRO or CFO. The designee of the CFO shall chair the FBPC.

The FBPC shall meet quarterly as determined by the FBPC and at such other times as necessary to perform its duties. A majority of the members of the FBPC constitutes a quorum. The FBPC may act by a majority vote at a meeting or by a writing approved by a majority of its members without a meeting. The FBPC may adopt such rules and procedures as are necessary or appropriate, as determined in the FBPC’s discretion, to carry out its responsibilities with respect to the Plan.”

15.    Section 9.03 of the Plan, “Plan Administrator Powers and Duties,” is hereby amended to read as follows:

“Section 9.03. PLAN ADMINISTRATOR POWERS AND DUTIES. The Plan Administrator shall have full power, authority and discretion to control and manage the operation and administration of the Plan. The discretionary authority of the Plan Administrator shall include, but not be limited to, the following:

A.	To determine the rights of eligibility of an Employee to participate in the Plan, the value of a Participant’s Account, and the Nonforfeitable percentage of each Participant’s Account;

B.	To adopt rules and procedures necessary for the proper and efficient administration of the Plan, provided the rules and procedures are not inconsistent with the terms of this Plan and the Trust;

C.
To construe, interpret and enforce the terms of the Plan and the rules and regulations it adopts, including the discretionary authority to interpret the Plan documents, documents related to the Plan’s operation, and findings of fact;

D.	To direct the Trustee with respect to the crediting and distribution of the Trust;

E.	To review and render decisions respecting claims (including appeals of denied claims) in accordance with the Plan’s claims procedures;

F.	To furnish an Employer with information that the Employer may require for tax or other purposes;

G.	To engage such legal (including legal counsel of the Employer), accounting, recordkeeping, clerical, investment and/or administrative services that it may deem necessary or appropriate for the proper administration or operation of the Plan;

H.	To engage the services of agents (to perform fiduciary and/or nonfiduciary functions) whom it may deem advisable to assist it with the performance of its duties;

I.
To engage the services of an investment manager or investment managers (as defined in Section 3(38) of ERISA), each of whom shall have full power and authority to manage, acquire or dispose (or direct the Trustee with respect to acquisition or disposition) of any Plan asset under its control;

J.	To allocate fiduciary responsibilities (other than the trustee responsibilities as defined in Section 405(c)(3) of ERISA) to any person;

K.
To delegate responsibility (including the responsibilities described in this Section 9.03) to others, including, but not limited to benefits staff of the Company and third parties engaged to provide services to the Plan;

L.	To keep such records, books of account, data and other documents as may be necessary for the proper administration of the Plan;

M.
To prepare and distribute to Participants and Beneficiaries information concerning the Plan and their rights under the Plan, including, but not limited to, information that is required to be distributed by ERISA, the Code, regulations under each, or by any other applicable law;

N.	To file such reports and additional documents as may be required to be filed (or deemed appropriate to be filed) under the Code, ERISA and regulations issued under each; and

O.	To do all things necessary or appropriate to operate and administer the Plan in accordance with its provisions and in compliance with applicable provisions of law.

When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by a Participant, Beneficiary, an Employer, the legal counsel, or the Trustee. Benefits under the Plan shall be paid only if the Plan Administrator (or its delegate) decides in its discretion that the applicant is entitled to such benefits under the Plan.”

16.    The first sentence of Section 9.11 of the Plan, “Fees and Expenses from Fund,” is hereby amended to read as follows:

“The Trustee shall receive reasonable annual compensation as may be agreed upon from time to time between the Plan Administrator and the Trustee.”

17.    Section 11.02 of the Plan, “Amendment by Company,” is hereby renamed as “Plan Amendments,” and is amended in its entirety to read as follows:

“Section 11.02. PLAN AMENDMENTS. The Company may amend the Plan at any time and in any respect through a written resolution adopted or approved by the Board, or by:

A.
the FBPC, with respect to any amendment that: (i) is required by law to maintain the tax-qualified status of the Plan, or (ii) when aggregated with any other amendment or amendments approved on the same date, is reasonably expected to have an annual financial impact on the Company of $5 million or less;

B.
the CHRO of the Company, with respect to any amendment that, when aggregated with any other amendment or amendments approved on the same date, is reasonably expected to have an annual financial impact on the Company of $20 million or less; and

C.	the Chief Executive Officer of the Company.

However, no amendment shall authorize or permit any part of the Trust Fund (other than the part required to pay taxes and administrative expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates. No amendment shall cause or permit any portion of the Trust Fund to revert to or become a property of an Employer. Furthermore, no amendment shall decrease a Participant’s Account balance or accrued benefit or reduce or eliminate any benefits protected under ERISA Section 204(g), including an optional form of distribution, with respect to a Participant with an Account balance or accrued benefit at the date of the amendment, except to the extent otherwise permitted by ERISA Section 302(c)(8) or other applicable law or regulation.”

18.    All other provisions of the Plan shall remain in full force and effect.

CARDINAL HEALTH, INC. BENEFITS POLICY COMMITTEE
By:	/s/ Pamela O. Kimmet
Its:	Chief HR Officer
Date:	November 27, 2017